As filed with the Securities and Exchange Commission on October 5, 2022

Registration No. 333-214088

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT (Registration No. 333-214088)

UNDER

THE SECURITIES ACT OF 1933

GLOBAL BLOOD THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-4825712
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Global Blood Therapeutics, Inc.

181 Oyster Point Blvd.

South San Francisco, California 94080

(650) 741-7700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Margaret Madden

Vice President

Global Blood Therapeutics, Inc.

235 East 42nd Street

New York, NY 10017

(212) 733-2323

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement of Global Blood Therapeutics, Inc. (the “Company”) on Form S-3 (File No. 333-214088) filed with the U.S. Securities and Exchange Commission on October 14, 2016, registering up to $250,000,000 of an indeterminate amount of its common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants and/or units.

On August 7, 2022, the Company entered into that certain Agreement and Plan of Merger, by and among the Company, Pfizer Inc., a Delaware corporation (“Parent”), and Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”). The Merger became effective on October 5, 2022, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated any and all offerings of all securities registered under the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statement and removes from registration any and all of such securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and hereby terminates the effectiveness of the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of October, 2022.

GLOBAL BLOOD THERAPEUTICS, INC.

By:	/s/ Margaret Madden
Name: Margaret Madden
Title: Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.